SUBCONTRACT MODIFICATION #1

This agreement, entered into this 8 day of September, 2017,

BY AND BETWEEN:	Precision Opinion, Inc.
101 Convention Center Drive, Plaza 125,
Las Vegas, NV 89109

hereafter “Subcontractor”,

AND:	IMPAQ INTERNATIONAL, LLC
10420 LITTLE PATUXENT PARKWAY, SUITE 300
COLUMBIA, MD 21044

hereafter “Contractor”;

RELATING TO:	IMPAQ Internal Contract No. 2536 (Option Year 1), 2537 (Option Year 2),
2538 (Option Year 3)
Prime Contract No. HHSM-500-2011-00013I
Task Order No. HHSM-500-T0008
“National Implementation of the Medicare Fee-For-Service CAHPS Survey Data Collection and Data File Preparation”

CHANGES:	The changes listed below shall replace the corresponding sections of the original Subcontract Agreement executed on January 13, 2016 in their entirety, unless otherwise noted.

Change 1: Replace section 3 with the following:

3. SUBCONTRACT PRICE: Subcontractor shall be paid on a firm-fixed-price basis. Contractor agrees to pay Subcontractor for the satisfactory performance of the Subcontract Scope of Work with Subcontractor charges not to exceed $425,000.00 for Prime Contract Option Year 2 (September 30, 2016 through September 29, 2017) and $550,400 for Prime Contract Option Year 3 (September 30, 2017 - September 29, 2018), as determined to be allowable provided under FAR Part 31, et seq. (the “Subcontract Price”), pursuant to the terms and pricing information provided by Subcontractor (“Subcontractor Pricing Information”), attached hereto as Revised Exhibit D and incorporated in its entirety as if fully and correctly set forth herein. In the event of a multi-year period of performance, or where funds are authorized by year, funds are not transferable between years and shall not roll-over from year to year unless explicitly authorized by Contractor in writing.

3.1. As of the Effective Date of this Subcontract, the Client has authorized funding for the scope of work required under this Subcontract in the amount of $975,400.00 for Prime Contract Option Years 2 and 3 of the project (the “Current Funded Subcontract Price”). Upon the Client’s authorization of additional funding, the Current Funded Subcontract Price may be increased accordingly. At no time shall Subcontractor be entitled to payment from Contractor that would cause the aggregate of all payments under this Subcontract to exceed the current Funded Subcontract Price.

Subcontract Modification #1 IMPAQ International, LLC	Page 1	IMPAQ Internal Contract No. 2538 Option Year 3 (2538)

Change 2: Replace section 4 with the following:

4. PERIOD OF PERFORMANCE: The period of performance of the Subcontract shall be from the Effective Date of the Agreement through September 29, 2017 for Prime Contract Option Year 2 and September 30, 2017 through September 29, 2018 for Prime Contract Option Year 3, unless terminated as provided by Article 8 of this Subcontract. Subcontractor acknowledges that to the extent the Prime Contract and/or Task Order allows the Client to extend the period of performance of the Task Order for an additional period of time and the Client extends the Task Order period of performance, Contractor has the right, at its sole option, to extend the Period of Performance of this Subcontract accordingly, and any such extension shall be effective upon receipt by Subcontractor of written notice from Contractor. In addition, Contractor and Subcontractor may agree to extend the term of the Subcontract through the execution of a written agreement, which written agreement shall specify a new completion date for the Subcontract.

Change 3: Replace section 6.5 with the following:

6.5. On each of its payment requests, Subcontractor shall include, if applicable, the Task Order number and/or Subtask Order number, the billing code (2537 for Option Year 2 and 2538 for Option Year 3 of this project), the deliverable number, description, submission date and price. The invoice should indicate the current amount billed for each staff member, and the cumulative amount billed to date for each staff member. Subcontractor’s payment requests shall be based on the Subcontractor Pricing Information in Revised Exhibit D, and shall refer to such Subcontractor Pricing Information as required by Contractor in order to allow Contractor to identify the costs requested by Subcontractor.

Change 4: Replace Exhibit C, Subcontract Scope of Work with the Attached, Revised Exhibit C.

Change 5: Replace Exhibit D, Subcontractor Pricing Information with the Attached, Revised Exhibit D.

TERMS:	Other terms and conditions of the Contract remain the same.

COST OF MODIFICATION:	Increase in the amount of Subcontract funding by $550,400.00 for Prime Contract Option Year 3.

(Signatures Appear on the Next Page)

Subcontract Modification #1 IMPAQ International, LLC	Page 2	IMPAQ Internal Contract No. 2538 Option Year 3 (2538)

IN WITNESS WHEREOF, the CONTRACTOR and SUBCONTRACTOR, by their representatives duly authorized have executed this agreement as of the day and year last written below.

PRECISION OPINION INC.

CONTRACTOR:	SUBCONTRACTOR:

/s/ Avi Benus	/s/ Guthrie Rebel
Avi Benus, President	Guthrie Rebel, EVP

9/8/17
(Date)	(Date)

Subcontract Modification #1 IMPAQ International, LLC	Page 3	IMPAQ Internal Contract No. 2538 Option Year 3 (2538)

REVISED EXHIBIT C

SUBCONTRACT SCOPE OF WORK

National Implementation of Medicare CAHPS Fee for Service Survey Subcontract Scope of Work for Precision Opinion

This document details the scope of work for Option Year 3 of the National Implementation of Medicare CAHPS Fee-for Service survey for Precision Opinion, under subcontract to IMPAQ International (Task Order No. HHSM-500-T0008). It includes components 1 and 2. The period of performance is September 30, 2017 to September 29, 2018.

COMPONENT 1: PROJECT SETUP AND MANAGEMENT

The project setup and management component includes fixed tasks required to prepare for field operations, receive and process sample information, provide for data security and the protection of respondent confidentiality, prepare datasets of survey results and sample dispositions and transmit these to IMPAQ, participate in internal team status meetings, and respond to occasional ad hoc requests. These setup and management tasks are independent of the size of the sample and the amount of the field data collection requirements and would fixed in scope.

Task 1.1 Maintain Confidentiality Procedures.

Confidentiality shall be maintained in a secure manner including storing data electronically in a FISMA enclave with dual-factor authentication and limiting the number of staff with access to the data. For data obtained in hard copy, data should be kept in a secure location with access restricted to authorized staff. Confidentiality agreements with all staff are to be obtained. The subcontractor will provide IMPAQ with documentation describing their confidentiality procedures and data security processes.

Task 1.2 Develop and Implement Data Security Procedures.

The subcontractor shall develop and implement procedures to ensure the secure and confidential storage of all Medicare CAHPS data files. As noted above, the subcontractor shall put in place all paperwork, including appropriate Data Use Agreements and any other data security documents required to obtain access to and assure confidentiality of all person-level information of persons with Medicare in the survey samples and data files preparation processes. All data collection procedures and data storage shall also comply with all Health Insurance Portability and Accountability Act (HIPAA) requirements of the Federal government. Additional information on the HIPAA regulations can be found at: http://www.hhs.gov/ocr/hipaa/.

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Task 1.3 Program CATI for Telephone Interviews.

The follow-up telephone survey shall be conducted through the use of a Computer Assisted Telephone Instrument (CATI) using Voxco Command Center. IMPAQ will provide the questionnaire programming files and a final specification document for testing. The subcontractor shall set up and test the programming provided by IMPAQ. Subcontractor and IMPAQ will work closely via emails, weekly check-in calls and ad-hoc meetings to finalize all programing.

The CATI instrument and telephone follow-up shall be prepared and conducted in both English and Spanish languages. We (“Contractor”) estimate that the Medicare FFS CAHPS survey will include approximately 69 questions (a total of 90 items). The project should be set up by subcontractor so that the call-out number is masked with the project toll-free telephone number.

Task 1.4 Receive Sample Files.

The subcontractor will conduct CATI interviews with a sample of non-respondents to the mail survey. IMPAQ will provide all sample files. IMPAQ will arrange for the subcontractor to receive the sample file via a secure transfer mechanism. Upon receipt, the subcontractor will inspect the file and perform appropriate quality control processes to ensure smooth upload to their CATI software. The subcontractor will be responsible for loading the telephone sample into their CATI software and sample management system. Daily, IMPAQ will provide additional files of late arriving mail responders, and the subcontractor will cease calling attempts on these numbers.

Task 1.5 Daily File Delivery.

Subcontractor will deliver daily files of cumulative survey results as well as IDs for all records that have reached a final disposition. IMPAQ will arrange for the subcontractor to transmit these files via a secure transfer mechanism.

Task 1.6 Sample and Daily File Test Run

Prior to the start of the survey administration, the subcontractor will participate in a test run of all sample and data processes including, but not limited to, testing the sample file receipt and upload to the subcontractor’s CATI system, completion of mock interviewers to obtain dummy survey data, sample exports of the daily files and survey results files. IMPAQ will review all files and instruct the subcontractor on any necessary revisions. IMPAQ will work closely with the subcontractor to develop a timeline for these activities so that final approval of the processes is given well before the survey fielding date.

Task 1.7 Prepare Training Materials for Telephone Interviewers.

The subcontractor will work closely with IMPAQ to prepare and implement training for all telephone interviewers with electronic materials provided by IMPAQ. IMPAQ staff will attend and conduct training with subcontractor with the expectation that additional trainings will continue as needed and be concluded no later than the start of the outbound CATI phase (dates to be determined by IMPAQ/CMS). IMPAQ staff will lead the general project training, questionnaire review, and HIPAA training. The subcontractor will be responsible for leading training on the CATI system, interviewing techniques, refusal avoidance and conversion, and other procedural issues.

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Task 1.8 Deliver Final Results.

At the conclusion of the field period, subcontractor will prepare a final clean dataset of collected cases in a mutually agreeable format and provide this dataset to IMPAQ via a secure transfer mechanism. Additionally, subcontractor will provide the complete calling record file showing all call attempts to each number in the original sample with a call disposition code assigned.

Task 1.9 Participate in Internal Status Meetings and Respond to AdHoc Requests.

During the startup period as well as the telephone follow-up field period, subcontractor will participate in periodic internal team conference calls to monitor project status. Additionally, subcontractor will respond to occasional reasonable requests from IMPAQ for information related to specific respondents, current field status, and clarification of processes.

COMPONENT 2: FIELD DATA COLLECTION

The field data collection component includes those tasks related to conducting telephone survey operations, exclusive of the fixed setup and management tasks. Resource requirements for this component would be directly related to the size of the initial sample.

Task 2.1a Conduct Telephone Interviews.

We expect there will be up to 190,000 cases, dependent of the availability of telephone numbers and IMPAQ’s capacity to retain sample in-house. We estimate that outbound calling will begin in April 23 and will last until June 8.1 Up to two telephone numbers will be provided for each case at the outset and up to 5 call attempts can be made for each individual telephone number. No number shall receive more than 5 call attempts. Calls should be made from 9am to 12am EST. Approximately 75% of the sample will be in the Eastern and Central time zones. Calls must be conducted in English or Spanish. Predictive dialing is not permissible for this project.

Contractor anticipates that the Subcontractor shall obtain 10,500 CATI completes. In the event Subcontractor does not obtain at least 10,500 CATI, any such shortage to this number will result in a decrease in the overall contract value by $48.00 per complete. Upon prior written approval by IMPAQ, Subcontractor may exceed the 10,500 CATI completes. Upon an increase in the number of completes obtained in excess of the 10,500, the contract value shall result in an increase of the overall contract value by $48.00 per additional complete.

1 Please note that the timeframe is approximate. CMS will determine the final timeline after the contract start.

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The subcontractor will provide IMPAQ with access to their reporting portal and provide real-time reporting with the following reports:

●	Interviewer productivity report (by day)

●	Daily disposition report

●	All call breakdown report.

Task 2.1b Provide Telephone Monitoring and Oversight.

Telephone interviewers shall be adequately supervised and monitored throughout the telephone data collection period in order to ensure that they are following established protocols and procedures. The monitoring and evaluation program shall include, but is not limited to the following oversight activities:

●	Allowing IMPAQ staff to silently monitor.

●	Randomly monitoring 10% interviews through silent monitoring using electronic telephone interviewing system software or an alternative system. This monitoring shall include attempts as well as completed interviews, and be conducted across all interviewers and times of the day.

●	Provide a weekly report to IMPAQ with aggregate numbers on

	○	Number of calls monitored

	○	Monitoring metrics as determined by subcontractor

	○	Any problems identified during monitoring and solutions

	○	Other items to be determined through collaboration with IMPAQ.

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FFS CAHPS SURVEY DELIVERABLES 2

Table 1. Precision Deliverables

Option Year 3 - 9/30/17 to 9/29/18
Component 1: Project Management and Setup	Due Date
Task 1.1 Maintain confidentiality procedures	2/28/18
Task 1.2 Develop data security procedures	10/30/18
Task 1.3 Program CATI for telephone interviewers	2/28/18
Task 1.4 Receive sample files	4/23/18
Task 1.5 Daily file delivery	6/8/18
Task 1.6 Sample and daily file test run	3/30/18
Task 1.7 Prepare training materials for telephone interviewers	3/30/18
Task 1.8 Deliver final results	6/11/18
Task 1.9 Internal status meetings and adhoc requests	6/30/18
Component 2: Field Data Collection
Task 2.1a Conduct interviews	6/8/18
Task 2.1b Provide telephone monitoring and oversight	6/8/18

2 Dates subject to change based on the final MA&PDP schedule and CMS input.

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PAYMENT SCHEDULE

The subcontractor will submit an invoice at the completion of each task following the payment schedule below. Subcontractor should split Tasks 2.1a and 2.1b across two invoices. The first invoice should include the costs for the CATI completes obtained by the midpoint of the fielding (estimated to be May 11, 2018). The second invoice should include the costs for the remainder of the CATI completes obtained through the end of the fielding (estimated to be June 8, 2018).

Task	Invoice Month	Amount
Task 1.1 Maintain confidentiality procedures	February	$5,500
Task 1.2 Develop data security procedures	October	$5,500
Task 1.3 Program CATI for telephone interviewers	February	$7,100
Task 1.4 Receive sample files	April	$3,550
Task 1.5 Daily file delivery	June	$3,550
Task 1.6 Sample file and data file test run	March	$5,200
Task 1.7 Prepare training materials for telephone interviewers	March	$4,500
Task 1.8 Deliver final results	June	$5,300
Task 1.9 Internal status meetings and adhoc requests	July	$6,200
Task 2.1a Conduct interviews		$48.00 per complete
Task 2.1b Provide telephone monitoring and oversight
Completes at midway point	May
Remainder of completes	June

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